                                                                    Exhibit 2.17
DATED 28th June 1996
- - - --------------------


(1)  CRAY SYSTEMS LIMITED

(2)  BYTEL LIMITED



                    ----------------------------------------

                         ADMINISTRATION AND DEVELOPMENT
                               SERVICES AGREEMENT

                    ----------------------------------------



                                    OLSWANG
                                  90 Long Acre
                                London WC2E 9TT

                               Tel. 0171-208 8888
                               Fax: 0171-208 8800
                         email: olswang@dial.pipex.com

                           Ref: ECM/C3223-85/Draft 4

THIS AGREEMENT is dated 28th June 1996

BETWEEN

(1) CRAY SYSTEMS LIMITED (registered no 1721900) whose registered office is at 161 Fleet Road, Fleet, Hampshire GU13 8PD ("Cray")

(2) BYTEL LIMITED (Registered no 2722892) whose registered office is at 161 Fleet Road, Fleet, Hampshire GU13 8PD ("Bytel")

RECITALS

A. During the period in which Cray was a shareholder of Bytel it provided on a commercial basis certain services to Bytel.

B. Cray has agreed to make certain services available to Bytel on reduced terms and subject to the conditions set out below.

WHEREBY IT IS AGREED as follows:

1.   SERVICES TO BE PROVIDED

1.1 Subject to Clause 1.3 Cray shall provide to Bytel administrative services in relation to the operation of Bytel's payroll and provision of an accounting system as described in Schedule 2 ("Administration Services") from the date hereof for a period of 12 months unless terminated by either party pursuant to Clause 4.

1.2 The extent of the Administration Services to be provided by Cray pursuant to Clause 1.1 shall be agreed between the parties from time to time.

1.3 The obligation of Cray to provide the Administration Services shall terminate, in any event, upon Bytel ceasing to occupy the premises at 712 Banbury Avenue, Slough.

1.4 Cray shall on request provide to Bytel (so far as it is able) the services of such of Cray's development contractors as are set out in Schedule 1 ("Development Contractors") to the extent agreed between the parties from time to time from the date hereof until the delivery of the development of Vax Version 27.1 of the Bytel software product SMS to Telewest or 31st October 1996, whichever is the later. For the avoidance of doubt Cray shall be under no obligation to procure the provision of services by any such Development Contractors who cease to be Cray contractors. Cray shall not without the consent of Bytel (such consent not to be unreasonably withheld) give notice to terminate the contract of any such Development Contractors which shall end during a period in which the services of the relevant Development Contractor are required by Bytel pursuant to this Clause, provided that if Bytel shall no longer require the services of the relevant Development Contractor it shall give written notice to Cray of the date when such services are no longer required. The period between the giving of such notice and the date the services are no longer required shall be no less than the notice period required to be given by Cray to terminate the relevant Development Contractor's contract.

1.5  Cray shall, on request of Bytel, continue to make those employees listed in
     Schedule 2 ("Bytel Development Employees") who have not become employees of Bytel available to Bytel from the date hereof until the delivery of the development of Vax Version 27.1 of the Bytel software product SMS to Telewest plc or 31st October 1996 whichever is the earlier. For the avoidance of doubt Cray shall be under no obligation to procure the provision of services by any such Bytel

     Development Employees who cease to be employed by Cray or any of its Associated Companies. An Associated Company shall in relation to Cray mean any company which is Cray's holding company or subsidiary of it or of its holding company, as those terms are defined in Section 736 and 736A of the Companies Act 1985.

1.6 Upon any of the Bytel Development Employees becoming an employee of Bytel such persons shall cease to be Bytel Development Employees for the purposes of this Agreement.

1.7 Cray shall discharge its obligations under this Agreement in relation to the operation of Bytel's payroll in a timely manner.

1.8 Each of Cray and Bytel shall ensure that when their staff or representatives are present on the premises of the other party that they comply with such rules and regulations as are notified to them by the resident party.

2.   EMPLOYEES

2.1 Bytel has made or will make written offers of employment to certain of the Bytel Development Employees.

2.2 Cray hereby undertakes that it shall not prejudice or impede any approach made by Bytel to the Bytel Development Employees.

2.3 Cray hereby agrees and undertakes to waive its rights to oblige the Bytel Development Employees to complete their contractual notice period with Cray.

2.4 Cray agrees and undertakes to indemnify at all times from and against all actions, proceedings, costs, claims, damages, demands, expenses and liabilities:

     arising out of or in any way connected with the Bytel Development Employees during the period when they were Cray employees, including without prejudice to the generality of the foregoing;

     any breach by Cray of any obligation under or in connection with their contracts of employment; and

     any breach by Cray of any other obligation or any duty (whether statutory or otherwise) owed by Cray to any of the Bytel Development Employees or to any trade union(s) or employee representatives recognized in respect of the Bytel Development Employees.

2.5 Such sums which are payable by Cray in respect of any salaries, wages, accrued holiday pay entitlement and other emoluments including but not limited to PAYE, income tax, National Insurance contributions and any contributions to Retirement Benefit Schemes which relate to the employment of the Bytel Development Employees by Cray while they are employees of Cray shall be borne by Cray, without prejudice to Bytel's payment obligations under Clause 3.2.3.

2.6 Without prejudice to Clause 2.4, Cray agrees and undertakes to indemnify Bytel at all times (and for the avoidance of doubt whether before, on or after the Completion Date) against all actions, proceedings, costs reasonably incurred, claims, damages, demands, expenses reasonably incurred and liabilities arising out of or in any way connected with Cray's employment of the Bytel Development Employees except in respect of the performance by the Bytel Development Employees of services for the benefit of Bytel.

3.   PAYMENT

3.1 In consideration of the provision of the Administration Services, Bytel shall pay to Cray in advance on the first day of each calendar month a monthly fee as follows:

     the aggregate of:

     (a) (Pounds)500 per month in respect of the provision of an accounting system plus VAT; and

     (b) (Pounds)5 per person processed per month in respect of the payroll system plus VAT.

3.2 In consideration of agreeing to provide the Development Contractors and the services of the Bytel Development Employees, Bytel shall pay to Cray:

     3.2.1     on the date of this Agreement (in each case plus VAT):

               (a) (Pounds)150,000 in respect of the procurement of the services of the Development Contractors and Bytel Development Employees;

               (b) (Pounds)108,000 in respect of a recruitment fee for those Bytel Development Employees who join Bytel;

               (c) (Pounds)90,000 in releasing the Bytel Development Employees from their contracts with Cray;

               (d) (Pounds)270,000 in respect of loss of profit to Cray arising out of the procurement of the services of the Bytel Development Employees and the Development Contractors to Bytel; and

               (e) (Pounds)172,000 in respect of time and inconvenience to Cray in relation to the arrangements contemplated by this Agreement.

     3.2.2 in arrears on the first day of such calendar month, an amount by way of reimbursement to Cray of the costs to Cray of the Development Contractors plus VAT;

     3.2.3 in arrears on the first day of each calendar month, an amount equal to the salary benefits (plus National Insurance Contributions) and other emoluments of the Bytel Development Employees plus VAT.

3.3 The payments to be made by Bytel pursuant to Clause 3.2.2 and 3.2.3 shall be calculated on a pro-rata basis for the period of time during which services are provided to Bytel.

3.4 At the request of Bytel, Cray shall promptly provide written evidence to support to the reasonable satisfaction of Bytel, any fee charged to Bytel pursuant to Clause 3.2.2 and 3.2.3.

4.   TERMINATION

4.1 Cray may terminate this Agreement forthwith by notice in writing to Bytel if Bytel fails to make any payment under Clauses 3.1 and 3.2 within seven days from the date of receipt of an invoice for such payment, provided that, in the case of an invoice rendered in respect of payments due pursuant to Clause 3.2, Bytel has received from Cray (where requested) evidence to support to the reasonable satisfaction of Bytel the fee charged pursuant to that Clause.

4.2 Either party may terminate this Agreement (excluding the services provided pursuant to Clauses 1.4 and 1.5) by giving to the other one month's advance written notice of its intention to do so.

4.3 Either party may terminate this Agreement immediately by notice in writing to the other if:

     4.3.1 the other party is in material breach of this Agreement and such breach, if capable of remedy, has not been remedied within 30 days following receipt of written notice of the breach from the party wishing to terminate.

4.4 Termination of this Agreement for whatever reason shall be without prejudice to any pre-existing rights of the parties.

5.   GENERAL

5.1 The parties to this Agreement shall keep the terms of this Agreement and any information derived from or contained in the payroll to be operated by Cray and accounts systems to be provided by Cray pursuant to Clause 1 confidential.

5.2 Bytel shall indemnify Cray in full in respect of any third party claims arising out of the performance by Cray of its obligations under this Agreement to operate Bytel's payroll. This indemnity shall not apply where Cray is in breach of its obligations in respect of the operation of Bytel's payroll.

6.   WAIVER

6.1 The failure of any party to assert, enforce or exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right and shall in no way affect that party's right later to assert, enforce or exercise it.

7.   SEVERABILITY

7.1 If at any time any provision or part of a provision hereof is or becomes illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement which shall remain in full force and effect.

8.   ASSIGNMENT

8.1 Neither party may assign this Agreement or otherwise part with any right or obligation under it without the other party's prior written consent (which is not to be unreasonably withheld).

9.   INDEPENDENT CONTRACTORS

9.1 The relationship of the parties is that of independent contractors. Except as set out in this Agreement, nothing shall:

     9.1.1     constitute the parties as partners, joint venturers or co-owners;

     9.1.2 constitute either party as the agent, employee, attorney-in-fact or representative of the other; or

     9.1.3 empower either party to act for, bind or otherwise create or assume any obligation on behalf of the other.

10.  VARIATION

10.1 No amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of each of the parties.

11.  GOVERNING LAW AND SUBMISSION TO JURISDICTION

11.1 This agreement shall be governed and construed in accordance with English law and the parties hereto submit to the exclusive jurisdiction of the courts of England for the purpose of enforcing any claims arising hereunder.

IN WITNESS the hands of the parties or their duly authorised representatives the date first above written



SIGNED by Geoffrey Cox              )
duly authorised for and on behalf   )    /s/ Geoffrey Cox
of CRAY SYSTEMS LIMITED             )
in the presence of:                 )


Witness signature:

Witness Name:

Address:



Occupation:



SIGNED by Christopher M. Musgrave   )
duly authorised for and on behalf   )  /s/ Christopher M. Musgrave
of BYTEL LIMITED                    )
in the presence of:                 )


Witness signature:

Witness Name:

Address:



Occupation: